10.3

WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                            ADDENDUM to AGREEMENT

June 18, 1998

Mr. Howard Rubin
President
Rubin Systems, Inc.
P.O. Box 387
450 Long Ridge Road
Pound Ridge, NY 10576

Dear Howard,

This letter is to confirm the agreement between Rubin Systems ("RSI") and META Group, Inc. ("META") whereby META will act as a distributor for RSI and will actively promote, sell, and distribute the Worldwide Benchmark Report. The terms of the agreement are as follows:

1)   META receives *       * on all hard copy sales of the Worldwide Benchmark
     Report.   *              *                    *.

2)   META receives a *            * on all CD sales of the Worldwide  Benchmark
     Report. The  *       *       *      will be used to offset the development,
     production, and technical support costs associated with creating and supporting a CD. Even though META is a non-exclusive distributor of the hard copy version, META will be the exclusive distributor of the CD version of the Report.

3)   META  will  be  responsible  for  developing   product  specific  marketing
     campaigns and producing the necessary sales collateral.

4) In return, we ask you to promote the value proposition of the Worldwide Benchmark Report with the Direct Marketing Department and review the sales scripts and collateral.

5) META and RSI have the ability to cancel this agreement by providing a notice in writing six months prior to the actual termination date.


*                 *                   *                        * META will
combine royalty payments with PEMS Sales on a monthly basis.

If the above meets with your understanding, please sign one copy of this letter below.


Very truly yours,                                        Agreed and Accepted

/s/ Bernard F. Denoyer
                                                         /s/ Howard Rubin
                                                         -----------------------
Bernard F. Denoyer                                       Howard Rubin, President
Chief Financial Officer                                  Rubin Systems, Inc.

                                                         Date: 6/30/98
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